Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 16, 2025 (the “Effective Date”), is made and entered by and between PureCycle Technologies, Inc., a Delaware corporation (the “Company”), and Dustin Olson (“Executive”).

WHEREAS, Executive is now serving as the President and Chief Executive Officer of the Company;

WHEREAS, the Company and Executive mutually desire to enter into this Agreement providing the ongoing terms of Executive’s employment as the Company’s President and Chief Executive Officer;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1)	Term. The initial period of Executive’s employment by the Company under this Agreement (the “Employment Period”) shall commence on the Effective Date and shall continue through the third anniversary of the Effective Date; provided, however, that the Agreement shall be deemed automatically extended, upon the same terms and conditions, for successive periods of one year unless either party shall give written notice of its intent not to renew the Employment Period at least 90 days prior to the end of the then-current Employment Period. Notwithstanding anything in this Section 1 to the contrary, the Employment Period may be sooner terminated by either party in accordance with Section 5 of this Agreement.

2)	Position and Duties.

a)	Position. During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”). Executive shall have those powers and duties contained in the Company’s Amended and Restated Bylaws, as well as those responsibilities normally associated with the position of President and Chief Executive Officer of entities comparable to the Company and such other powers and duties as may be prescribed by the Board. During the Employment Period, Executive will be nominated for election to the Board, with such election subject to approval by the Company’s shareholders.

b)	Duties. During the Employment Period, Executive shall devote all of his working time, attention and energies to the performance of his duties for the Company and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such duties either directly or indirectly without the prior written consent of the Board; provided, that Executive may serve on the board of directors of one other for-profit entity, subject to the approval of such board membership by the Board. During the Employment Period, it will not be a violation of this Agreement for Executive to (i) serve on civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities described in clauses (i), (ii) and (iii) do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

3)	Place of Performance. The principal place of employment of Executive shall be at the Company’s principal executive offices in Orlando, Florida, although Executive acknowledges that he shall be required to travel on Company business regularly during the Employment Period.

4)	Compensation and Related Matters.

a)	Base Salary. During the Employment Period, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of no less than $773,000 in accordance with the Company’s customary payroll practices. The Board, upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), shall periodically review Executive’s base salary for increase (but not decrease), consistent with the compensation practices and guidelines of the Company. If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

b)	Annual Bonuses. During each fiscal year of the Company which occurs during the Employment Period, commencing with the 2025 fiscal year (January 1, 2025 through December 31, 2025), Executive shall be eligible for an annual performance bonus (each, a “Bonus”), the payout of which will depend upon achievement with respect to pre-established performance criteria established by the Compensation Committee and approved by the Board. Commencing with the 2026 fiscal year, Executive’s target Bonus (“Target Bonus”) shall be no less than 100% of Base Salary; the Target Bonus for fiscal year 2025 was established for Executive prior to the Effective Date. There is no guaranteed Bonus under this Agreement for any fiscal year, and for each applicable fiscal year, Executive’s Bonus could be as low as zero or as high as the maximum payout percentage established for that fiscal year’s Bonus opportunity. Notwithstanding anything in this Agreement to the contrary, each Bonus shall be on the terms and subject to such conditions as are specified for the particular Company plans or programs pursuant to which the Bonus opportunity, as applicable, is granted. Except as provided in Section 7 below, any Bonus earned during a fiscal year shall be paid at such time as the Company customarily pays annual bonuses, provided, that, Executive is still employed as of such payment date. The requirement of being employed as of the Bonus payment date does not apply if Executive is terminated without Cause, due to a Change in Control, due to Disability, due to death, or with Good Reason, as defined in Section 6.

c)	Equity-Based Compensation.

i)	Generally. During the Employment Period, Executive shall be eligible to participate in the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan or any successor plan (the “Equity Plan”), subject to the terms of the Equity Plan, as determined by the Board, as recommended by the Compensation Committee, in their discretion.

ii)	Inducement Equity Award. On (or as soon as reasonably practicable following) the Effective Date, the Company will grant to Executive a one-time grant of 200,000 fully vested shares of common stock of the Company (the “Inducement Equity Award”). The Inducement Equity Award will be granted under and subject to Equity Plan, and such award is subject to the approval of the Compensation Committee. The Company will withhold shares of common stock from the Inducement Equity Award having a value equal to the amount required to be withheld by the Company with respect to federal, state, local or other taxes in connection with the grant of the Inducement Equity Award.

d)	Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. Any such reimbursement under this Section 4(d) shall be for expenses incurred by Executive during the Employment Period.

e)	Vacation. During the Employment Period, Executive shall be entitled to paid vacation to be used and accrued in accordance with the Company’s policy as it may be established from time to time. In addition to vacation, Executive shall be entitled to the same number of sick days, personal days and national holidays per year to which other senior executive officers of the Company with similar tenure are entitled under the Company’s policies. Although the Company has an “open” paid time off policy, for the avoidance of doubt, Executive shall be entitled to use at least twenty (20) days of paid time off per calendar year.

f)	Welfare, Pension and Incentive Benefit Plans and Perquisites. During the Employment Period, Executive shall be entitled to participate in such employee benefit plans offered by the Company, or which it may adopt from time to time, for its senior executives, in accordance with the eligibility requirements for participation therein, including, without limitation, the Company’s automobile and relocation allowance policy. Executive acknowledges that the Company may seek to obtain key-man life (or similar) insurance in connection with Executive’s employment hereunder, and Executive agrees to cooperate with the Company’s reasonable requests to obtain such coverage, including, without limitation, submitting to reasonable physical examinations. The Company reserves the right to amend or terminate any employee benefit plans or programs at any time in its sole discretion, subject to the terms of such employee benefit plans or programs and applicable law.

5)	Termination of Employment. The Employment Period and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason or for no particular reason, subject to the terms of this Agreement. Notwithstanding the foregoing, Executive agrees to provide the Company with at least sixty (60) days’ written notice prior to a voluntary termination of his employment without Good Reason. Upon termination of Executive’s employment during the Employment Period, Executive shall be entitled to the compensation and benefits described in Section 7 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates. If either party gives written notice of its intent not to renew the Employment Period as provided in Section 1, Executive’s employment shall terminate upon expiration of the Employment Period and such termination shall not be a breach of this Agreement.

6)	Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

a)	Cause. “Cause” shall mean (i) Executive’s commission of, conviction for, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude or fraud or other material act or omission involving dishonesty, (ii) Executive’s conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company, (iii) Executive’s material failure to perform duties as reasonably directed by the Company or Executive’s material violation of any rule, regulation, policy or plan for the conduct of any service provider to the Company or its affiliates or its or their business (which, if curable, is not cured within fifteen (15) days after written notice thereof is provided to Executive), or (iv) Executive’s gross negligence, willful malfeasance or material act of disloyalty with respect to the Company or its affiliates (which is not cured within 30 days after written notice thereof is provided to Executive). Any determination of whether Cause exists shall be made by the Board in its sole discretion. For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company (including the Company’s general counsel) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

b)	Change in Control. “Change in Control” shall have the meaning ascribed to such term in the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan; provided, however, that no event shall constitute a “Change in Control” for purposes of this Agreement unless it constitutes a “change in control event” for purposes of Treasury Regulation Section 1.409A-3(i)(5).

c)	Disability. “Disability” (or substantially similar terms) shall mean a circumstance in which Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months and otherwise satisfies the requirements to be disabled under Code Section 409A.

d)	Good Reason. “Good Reason” shall mean the occurrence of any of the following events without Executive’s express written consent, provided, that, Executive gives notice to the Company of the Good Reason event within ninety (90) days after the initial occurrence of the Good Reason event, such event is not corrected in all material respects by the Company within thirty (30) days following receipt of Executive’s written notification, and Executive terminates employment within thirty (30) days following the expiration of such correction period: (i) an involuntary material reduction in Executive’s Base Salary, (ii) a relocation of Executive’s principal business location to an area outside a 50 mile radius of the Company’s principal business location in Orlando, Florida, (iii) the Company’s failure to pay amounts to Executive when due, (iv) a material reduction in the nature or status of Executive’s authorities, duties, or responsibilities, (v) any material breach by the Company of any provision of this Agreement, (vi) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law, and (vii) a requirement that Executive report to anyone other than the Board.

7)	Compensation Upon Termination. In the event Executive’s employment terminates during the Employment Period, the Company shall provide Executive with the payments set forth below in the applicable circumstances described below, and Executive shall not be entitled to any additional severance payments or benefits from the Company, except as required by applicable law. Upon Executive’s termination of employment for any reason, upon the request of the Board, he shall resign as an officer and director of the Company or any of its affiliates.

a)	Termination By Company without Cause or By Executive With Good Reason (other than within 12 months following a Change of Control). Notwithstanding any other provision to the contrary contained herein, if Executive’s employment is terminated by the Company without Cause (and other than due to death or Disability) or by Executive with Good Reason at any time other than within twelve months following a Change in Control which is provided for in Section 7(b) below, subject to Executive’s compliance with Section 7(e) below:

i)	The Company shall pay to Executive no later than the second regularly scheduled pay day following the date of Executive’s termination of employment (the “Date of Termination”) and in all events no later than thirty (30) days following the Date of Termination: (1) his earned, but yet unpaid Base Salary through the Date of Termination, and (2) any amounts due pursuant to Section 4 for reasonable expenses incurred for which reimbursement has been timely requested pursuant to the Company’s reimbursement policies and procedures, but not paid prior to such termination of employment, and (3) any earned but unpaid Bonus for the prior fiscal year (the “Accrued Obligations”); and

ii)	The Company will pay to Executive an amount equal to 150% of Executive’s Base Salary over a 12-month period. Any such payment shall be paid in equal installments in accordance with the Company’s normal payroll practices, which installments shall commence on the first payroll date after the sixtieth (60th) day following the Date of Termination; and

iii)	The Company will pay to Executive on the first regularly scheduled pay day after the sixtieth (60th) day following the Date of Termination a lump sum cash payment equal to 100% of the Target Bonus for the fiscal year in which the Date of Termination ocurs; and

iv)	Any awards of time-based restricted stock units (“RSUs”) and stock options (“Options”) held by Executive that are outstanding and unvested as of the Date of Termination shall vest on a pro-rata basis, with the pro-rata portion being determined by multiplying the total award by a fraction (in no event greater than one), the numerator of which is the number of calendar days that would have elapsed from the applicable date of grant until the date that is12 months after the Date of Termination, and the denominator of which is the number of calendar days in the full vesting period for the award, and subtracting from such amount the portion of the award (if any) that previously vested; provided, that each such award will otherwise be subject to the terms of the applicable award agreement and equity compensation plan under which it was granted, including with respect to payment timing.

v)	With respect to each of award of performance-based restricted stock units (“PRSUs”) held by Executive for which the performance period has not ended as of the Date of Termination, a pro-rata portion of such award shall remain outstanding and eligible to vest based on actual achievement the applicable performance goals as determined by the Compensation Committee, with such pro-rata portion determined by multiplying the total number of PRSUs subject to such award by a fraction, the numerator of which is the number of calendar days that would have elapsed from the first day of the applicable performance period until the date that is 12 months after the Date of Termination, and the denominator of which is the number of calendar days in the full performance period, and subtracting from such amount the portion of the award (if any) that previously vested; provided, that each such award will otherwise be subject to the terms of the applicable award agreement and equity compensation plan under which it was granted, including with respect to payment timing.

vi)	If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by Executive for Executive and his dependents and the monthly premium amount paid by Executive for such coverage immediately prior to the Date of Termination. Such reimbursement shall be paid to Executive on the first of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of (A) eighteen (18) months following the Date of Termination, (B) the time Executive is no longer eligible for such COBRA coverage, or (C) the date Executive becomes eligible for group health care insurance coverage from another source; provided, that Executive shall promptly notify the Company of any such circumstances. For the avoidance of doubt, nothing in this Agreement shall prohibit the Company from amending or terminating any group health plan. Notwithstanding anything in this Agreement to the contrary, in the event that the payment of amounts payable under this clause (vi) shall result in adverse tax consequences under Chapter 100 of the Code, Section 4980D of the Code or otherwise to the Company, the parties shall undertake commercially reasonable efforts to restructure such benefit in an economically equivalent manner to avoid the imposition of such taxes on the Company; provided, however, that should the Company’s auditors determine in good faith that no such alternative arrangement is achievable, Executive shall not be entitled to his or her rights to payment under this clause (vi). Further, neither the Company nor any of its employees, directors, managers, board members, affiliates, parents, stakeholders, equityholders, agents, successors, predecessors or related parties guarantees the tax treatment of any benefit under this clause (vi) and no such party shall have liability to Executive or his beneficiaries with respect to the taxation of such benefits or amounts payable in respect thereof. The benefit described in this clause (vi) is referred to as the “COBRA Benefit.”

vii)	Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; provided, that in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

viii)	For purposes of determining the amounts to be paid to Executive pursuant to this Section 7(a), no reduction of or change to Base Salary that would constitute Good Reason shall be taken into account, regardless of the reason for the termination giving rise to Executive’s right to be paid, and the Company’s obligation to pay, the amounts required under this Section 7(a).

b)	Termination By Company without Cause or By Executive With Good Reason within 12 months following a Change in Control. In the event Executive’s employment terminates by the Company without Cause (and other than due to death or Disability) or by Executive with Good Reason within twelve months following a Change in Control, the Company shall provide Executive with the payments set forth below, subject to Executive’s compliance with Section 7(e) below.

i)	The Company shall pay to Executive the Accrued Obligations no later than the second regularly scheduled pay day following the Date of Termination and in all events no later than thirty (30) days following the Date of Termination;

ii)	The Company will pay to Executive an amount equal to 300% of Executive’s Base Salary in a lump sum on the first payroll date after the sixtieth (60th) day following the Date of Termination; and

iii)	The Company will pay to Executive on the first regularly scheduled pay day after the day that is sixty (60) days after the Date of Termination a lump sum cash payment equal to 200% of the Target Bonus; and

iv)	Any awards of RSUs and Options held by Executive that are outstanding and unvested as of the Date of Termination shall vest in full (to the extent not previously vested); provided, that each such award will otherwise be subject to the terms of the applicable award agreement and equity compensation plan under which it was granted, including with respect to payment timing; and

v)	With respect to each of award of PRSUs held by Executive for which the performance period has not ended as of the Date of Termination, such award will become immediately vested (with any applicable performance goals that have not yet been scored deemed to have been attained at the target level); provided, that each such award will otherwise be subject to the terms of the applicable award agreement and equity compensation plan under which it was granted, including with respect to payment timing; and

vi)	The Company will provide to Executive the COBRA Benefit.

vii)	Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; provided, that in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

viii)	For purposes of determining the amounts to be paid to Executive pursuant to this Section 7(b), no reduction of or change to Base Salary, which would constitute Good Reason shall be taken into account, regardless of the reason for the termination giving rise to Executive’s right to be paid, and the Company’s obligation to pay, the amounts required under this Section 7(b).

c) Termination By Company for Cause, By Executive Without Good Reason or Due to Non-Renewal of Employment Period. If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason).

i)	the Company shall pay Executive the Accrued Obligations no later than the second regularly scheduled pay day following the Date of Termination and in all events no later than thirty (30) days following the Date of Termination; and

ii)	Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

d) Death or Disability. If Executive’s employment is terminated due to death or Disability, subject to compliance by Executive (or Executive’s beneficiary, legal representative, or estate, as applicable (“Representative”)) with Section 7(e) below:

i)	The Company shall pay to Executive (or his Representative, as applicable) the Accrued Obligations no later than the second regularly scheduled pay day following the Date of Termination and in all events no later than thirty (30) days following the Date of Termination; and

ii)	The Company will pay to Executive (or his Representative, as applicable) an amount equal to 150% of Executive’s Base Salary over a 12-month period. Any such payment shall be paid in equal installments in accordance with the Company’s normal payroll practices, which installments shall commence on the first payroll date after the sixtieth (60th) day following the Date of Termination, so long as the conditions therefore have been fully satisfied; and

iii)	The Company will pay to Executive (or his Representative, as applicable) on the first regularly scheduled pay day after the sixtieth (60th) day following the Date of Termination a lump sum cash payment equal to the Target Bonus for the fiscal year in which the Date of Termination occurs; and

iv)	Executive’s equity compensation awards will be treated in accordance with the terms of the applicable award agreements and the equity compensation plans under which they were granted; and

v)	The Company will provide Executive (or his Representative, as applicable) with the COBRA Benefit.

vi)	Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive (or his Representative, as applicable) in accordance with the terms and provisions of any agreements, plans or programs of the Company; provided, that in no event shall Executive or his Representative be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

e) Release Requirement. Any amounts payable pursuant to Section 7(a) or Section 7(b), other than the Accrued Obligations, shall be conditioned upon Executive’s (or his Representative’s, as applicable) execution and non-revocation, no earlier than the Date of Termination but within sixty (60) days following the Date of Termination, of a general release of claims against the Company, its affiliates, and related parties thereto, in a form reasonably satisfactory to the Company (the “Release”), substantially in the form attached hereto as Exhibit A. The Company shall provide the form of the Release for execution to Executive (or his Representative, as applicable) within five (5) calendar days following the Date of Termination. The Release will contain customary confidentiality and non-disparagement provisions, and contain customary carveouts for the payment of consideration payable hereunder (which shall serve as consideration for such Release), vested benefits under the Company qualified plans, directors’ and officers’ insurance and indemnification and such other carveouts as the Company determines in its sole and absolute discretion. In the event that the Release is not executed or is revoked by Executive (or his Representative, as applicable) in accordance with its terms, and benefits have been provided by the Company to Executive (or his Representative, as applicable) (including, without limitation, benefits under Section 7(a)(vi) or Section 7(b)(vi), Executive (or his Representative, as applicable) shall be required to immediately reimburse the Company (and the Company will be entitled to setoff amounts owed to Executive (or his Representative, as applicable)) for the cost of benefits provided to Executive (or his Representative, as applicable) and his beneficiaries hereunder as reasonably determined by the Company.

f) Section 280G. Notwithstanding any other provision of this Agreement or any other agreement to which Executive is a party to the contrary, if payments made or benefits provided pursuant to this Agreement (when taken together with other payments and benefits to Executive) are considered “excess parachute payments” under Section 280G of the Code, then such excess parachute payments plus any other payments or benefits made or provided by the Company and its affiliates to Executive which are considered excess parachute payments shall be limited (cash first then stock compensation) to the greatest amount which may be paid or provided to Executive under Section 280G of the Code without causing any loss of deduction to the Company under such Code Section, but only if, by reason of such reduction, the “Net After Tax Benefit” (as defined below) to Executive shall exceed the net after tax benefit if such reduction was not made. “Net After Tax Benefit” for purposes of this Agreement shall mean the sum of (i) the total amounts payable to the Participant under this Agreement, plus (ii) all other payments and benefits which Executive receives or then is entitled to receive from the Company and its affiliates that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination of whether payments and benefits would be considered excess parachute payments and the calculation of all the amounts referred to in this Agreement shall be made by Golden Parachute Tax Solutions, LLC, or, upon the mutual agreement of the parties, the Company’s regular independent accounting firm (such ultimately elected entity, the “Accounting Firm”) a the expense of which shall be shared equally by the Parties, which such Accounting Firm shall provide detailed supporting calculations and analysis. This analysis will include, but is not limited to, the valuation of restrictive covenants and the determination of reasonable compensation for services rendered upon Executive’s request. Upon completion of the initial analysis and calculations by the Accounting Firm, Executive will be provided with an opportunity to review the findings and provide reasonable comments and feedback before the analysis and calculations are finalized, and the Company agrees to work with Executive to reasonably address any concerns Executive may have regarding the findings and to reasonably explore available options to mitigate potential parachute payments; provided that in no event. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that payments or benefits to which Executive was entitled, but that he or she did not receive pursuant to this Section, could have been made without the imposition of the excise tax imposed by Section 4999 of the Code (“Underpayment”). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

9. Restrictive Covenants; Non-Disparagement.

a) As a condition of Executive’s employment with the Company and entitlement to the compensation and benefits set forth herein, Executive shall enter into and abide by the Restrictive Covenants Agreement attached hereto as Exhibit B (the “Restrictive Covenants Agreement”).

b) Subject to applicable law and except as otherwise provided in the Restrictive Covenants Agreement, Executive shall not directly or indirectly, for himself or on behalf of, or in conjunction with, any other person, company, partnership, corporation, business entity or otherwise make any statements that are disparaging, defamatory, libelous, or slanderous, about the Company or its affiliates, their products, business strategies, services, employees, or other related matters. Executive further agrees to refrain from making any statements that have the effect or are for the purpose of tortiously interfering with the contracts and relationships of the Company. For example, Executive agrees not to make any anonymous or named reviews, tweets, posts, or other comments published on the Internet. Executive affirms that he has not disparaged the Company as of the Effective Date.

10. Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to the Restrictive Covenants Agreement or for which preliminary injunctive relief may be sought by any party. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration for resolution in Orlando, Florida in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own expenses, including legal fees, in such dispute and shall equally split the cost of the arbitrator and the arbitration proceeding.

11. Successors; Binding Agreement. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of Executive, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in case of Executive, to the last address on file with the Company and if to the Company, to its executive offices or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of Florida without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

14. Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

16. No Conflict of Interest. During the Employment Period, Executive shall not directly, or indirectly render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Company.

17. Counterparts. This Agreement may be executed in two or more-counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties, including the Amended Offer Letter by and between PureCycle Technologies LLC and Executive, dated as of January 18, 2021, as well as Executive’s coverage under the PureCycle Technologies, Inc. Executive Severance Plan executed as of May 10, 2021 (the “Executive Severance Plan”), or otherwise in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

19. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

20. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

21. Representation. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Company. In addition, Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to terminate Executive’s employment for Cause.

22. Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

23. Indemnification. The Company shall indemnify and hold Executive harmless to the same extent as other directors and officers of the Company for acts and omissions in Executive's capacity as an officer, director, or employee of the Company as set forth in the Company’s governing documents and any individual indemnification agreement with Executive.

24. Negotiation Fees. The Company shall reimburse Executive for his documented reasonable legal fees and expenses relating to the preparation and negotiation of this Agreement, but not to exceed $10,000.

25. Section 409A.

(a) Compliance. Neither the Company nor any employee, director, manager, board member, affiliate, parent, stakeholder, equityholder, agent, successor, predecessor or related party makes a guarantee with respect to the tax treatment of payments hereunder and no such person shall be responsible in any event with regard to non-compliance with or failure to be exempt from Code Section 409A. This Agreement is intended to either comply with, or be exempt from, the requirements of Code Section 409A. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation. To the extent that this Agreement is not exempt from the requirements of Code Section 409A, the Agreement is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Code Section 409A shall be made in accordance with the requirements of Code Section 409A, including without limitation, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) the reimbursement of any eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Separation from Service; Specified Employee. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A and the default presumptions set forth in the Treasury Regulations promulgated under Code Section 409A (a “Separation from Service”), and all references in this Agreement to a “resignation,” “termination,” “termination of employment” or like terms shall mean such a Separation from Service. If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time in accordance therewith (or, if none, the default methodology set forth therein), then with regard to any payment hereunder that is nonqualified deferred compensation subject to Code Section 409A, such payment shall be delayed and not be made prior to the earlier of (i) the six-month anniversary of the date of Executive’s Separation from Service and (ii) the date of Executive’s death (such earlier date, the “Delay Date”). All payments delayed pursuant to this Section (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to Executive in a single lump sum on the first payroll date on or following the Delay Date, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) Coordination with Other Arrangements. If, (i) at the time of entering into this Agreement, Executive participates in any other plan, policy or other similar arrangement entitling Executive to cash severance payments, including but not limited to the Executive Severance Plan (a “Severance Arrangement”), (ii) Executive becomes entitled to compensation or benefits under this Agreement, and (iii) the time and form of the payments under this Agreement would result in tax penalties under Code Section 409A, then, to the extent necessary to avoid tax penalties under Code Section 409A, any amounts owed pursuant to this Agreement shall instead be paid (to the extent possible) at the time and in the manner provided for in such other Severance Arrangement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

PURECYCLE TECHNOLOGIES, INC.	EXECUTIVE
By: /s/ Daniel Coombs	By: /s/ Dustin Olson
Title: Chairman of the Board of Directors
Date: June 16, 2025	Date: June 16, 2025

EXHIBIT A

Release

This Release is between PureCycle Technologies, Inc. (the “Company”) and Dustin Olson (“you” and similar words), in consideration of the benefits provided to you and to be received by you from or on behalf of the Company as described in the Executive Employment Agreement, dated as of [___], by and between the Company and you (the “Employment Agreement”).

By signing this Release, you and the Company hereby agree as follows:

1.	Waiver and Release

You, on behalf of yourself and anyone claiming through you, including each and all of your legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Releasors”), hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, whether brought individually, as a member or representative of a class, or derivatively on behalf of the Company or shareholders of the Company, that the Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which you sign this Release, including, without limitation: (a) all claims arising out of or in any way relating to your employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys’ fees, expenses or otherwise) that were or could have been asserted by you or on your behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, and without limiting the generality of the foregoing, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, the Genetic Information Nondiscrimination Act, the Florida Civil Rights Act, the Florida Omnibus AIDS Act, the Florida Employment Discrimination on the Basis of Sickle-Cell Trait Law, the Florida Equal Pay Law, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation Law’s Retaliation provision, the Florida Minimum Wage Act, the Florida Fair Housing Act, the Florida Domestic Violence Leave Act, and the Florida Wage Discrimination Law (the “Release”).

2.	Scope of Release

Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Employment Agreement or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify you against any third party claims arising out of any action or inaction by you during the time of your employment and within the scope of your duties with the Company to the extent you have any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by the Company’s director & officer liability insurance, (c) shall release your right to any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or (d) shall affect your right to file a claim for workers’ compensation or unemployment insurance benefits.

Nothing in this Release (or any other agreement incorporated by reference herein) shall be construed to prevent you from providing truthful testimony under oath in a judicial or administrative proceeding or to prohibit or interfere with your right to participate as a complainant or witness in any federal, state or local governmental agency investigation (including but not limited to any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to the Company. However, you are waiving and releasing, to the fullest extent legally permissible, all entitlement to any form of monetary recovery or relief (including but not limited to any costs, expenses, attorneys’ fees, or reinstatement of your employment) should any agency or commission pursue any claims on behalf of you or others. You understand that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, you will not give up your right to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and The Sarbanes-Oxley Act of 2002, or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

By executing this Release you represent that, as of the date you sign this Release, no claims, lawsuits, grievances, or charges have been filed by you or on your behalf against the Company Released Parties. You further represent that, as of the date of execution of this Release, you have no knowledge of any actions or inactions by the Company or any of the Company Released Parties, or by you with respect to your employment or relationship with the Company or any of the Company Released Parties, that you believe could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law, or any rule or regulation promulgated by an administrative body. You further represent that you understand that you are releasing claims that you may not know about, and that is your knowing and voluntary intent.

3.	Age Discrimination in Employment Act & Older Workers Benefit Protection Act Disclosures

In compliance with the requirements of the OWBPA, you acknowledge by your signature below that, with respect to the rights and claims under the ADEA that are waived and released by this Release, including claims relating to employment discrimination based upon age. You further acknowledge by your signature below that your waiver of such claims is knowing and voluntary. Further, you specifically acknowledge and agree as follows: (a) you have read and understand the terms of this Release; (b) you have been advised and hereby are advised, and have had the opportunity, to consult with an attorney before signing this Release (and that you are responsible for any costs or fees resulting from an attorney’s review of this Release); (c) the Release is written in a manner understood by you; (d) you are releasing the Company and the other Company Released Parties from, among other things, any claims that you may have against them pursuant to the ADEA; (e) the Release does not cover rights or claims that may arise after you sign this Release; (f) you will receive valuable consideration in exchange for the Release other than amounts you would otherwise be entitled to receive; (g) you have been given a period of 21 days in which to consider and execute this Release (although you may elect not to use the full 21-day period at your option); (h) you may revoke the Release during the seven-day period following the date on which you sign this Release, and the Release will not become effective and enforceable until the seven-day revocation period has expired; and (i) any such revocation must be submitted in writing to the Company c/o __________, PureCycle Technologies, Inc., 20 North Orange Avenue, Suite 106, Orlando, Florida 32801 prior to the expiration of such seven-day revocation period. If you revoke the Release within such seven-day revocation period, it shall be null and void. If you do not revoke this Release prior to the eighth (8) day after your signing, this Release shall become enforceable on the eighth (8) day after your signing.

4.	Adequate consideration and other benefits

You understand and agree that payment of any of the benefits described in the Employment Agreement are not required by law and are not required by the Company’s policies and procedures absent execution of this Release. You further understand and agree that the benefits described in the Employment Agreement provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release. You further understand and agree that a portion of the consideration for this Release is your ongoing compliance with the terms of this Release and the confidentiality, non-disparagement, non-competition, and non-solicitation provisions in the Restrictive Covenants Agreement, dated as of _______, 20__, between the Company and you (the “RCA”), over time.

All other benefits of your employment with the Company not described in the Employment Agreement ceased as of the date of your termination of employment. You acknowledge and agree that, other than: (i) the payments and benefits expressly set forth in the Employment Agreement; and (ii) any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or other deferred compensation plans, you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company, including but not limited to, any and all rights that you may have arising out of any other Company plan, agreement, offer letter, or contract of any type, or any other expectation of remuneration or benefit on your part, including but not limited to any payments for wages or vacation.

5.	Non-Disparagement

Except as otherwise provided in Section 2 of this Release, you agree that you will not make, utter or issue, or procure any person, firm, or entity to make, utter or issue, any statement in any form, including written, oral and electronic communications, which conveys negative or adverse information concerning the Company, the Company Released Parties, their business, their actions or their officers, directors, shareholders or employees, to any person or entity (including, without limitation, Company employees, independent contractors, investors, shareholders, lenders, bankers, press, etc.). This Paragraph equally applies to statements made by you under any other identifier you may use for electronic/web-based communications and postings (e.g., email, blogs, message boards, etc.).

6.	Agreement to Cooperate

Notwithstanding your separation from the Company, for a period of two (2) years after the statute of limitation for any potential dispute, claim or litigation, you agree that, to the extent required by the Company at any time in the future, you will cooperate and provide information and assistance to the Company in any dispute, proceeding, arbitration, investigation, audit or litigation involving the Company about which you have knowledge or involvement as a result of your employment with the Company, including providing whatever information you have available to the Company, its attorneys, agents or contractors, as well as meeting with the Company’s officials, attorneys, agents or contractors, if requested to do so. You expressly agree and understand that, at the Company’s request, you shall make yourself available for meetings on reasonable terms as such meetings may be necessary to effectuate the business of the Company and/or to provide for the defense or representation of the Company in any dispute, proceeding, arbitration, investigation or litigation involving the Company. During any such activity, you will be reimbursed for reasonable and customary expenses in accordance with the Company’s expense reimbursement policies and procedures. If you are ever contacted by any person or entity seeking information about the Company or contemplating or maintaining any claim or legal action against it, or by any agent or attorney of such person, you agree that you will, to the fullest extent permitted by law, notify he Company of any such request within forty-eight (48) hours of receipt, and before providing such information, provide the Company ten (10) days to challenge release of the information, unless prohibited by applicable law. In addition, you agree that you will not assist or cooperate with any person or entity who is contemplating or maintaining any claim or legal action against the Company in connection with any such action, unless compelled by subpoena or otherwise required by law.

7.	Entire Agreement

This Release, the Employment Agreement, and the documents referenced therein, and the RCA contain the entire agreement between you and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past. You acknowledge that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company. Should any provision of this Release be declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remaining provisions shall remain in full force and effect; provided, however, that upon a finding that the Release, in whole or part, is illegal, void, or unenforceable, you shall be required, at the option of the Company, either to return the severance benefits described in the Employment Agreement or to execute a release that is legal and enforceable.

8.	Compliance with Post-Employment Obligations

You agree and acknowledge that the confidentiality, non-disparagement, non-competition, and non-solicitation provisions in the RCA contain obligations that survive your separation from the Company, and you hereby reaffirm that you will continue to abide by those provisions.

9.	Headings

The headings contained in this Release are for reference only and shall not in any way affect its meaning or interpretation.

10.	No Waiver

A waiver by the Company of any breach of this Release shall not operate or be understood to be a waiver of any other provision or a waiver of any subsequent breach of this Release.

11.	Assignment

Except as set forth herein, no rights of any kind under this Release shall, without the prior written consent of the Company, be transferable to or assignable by you or any other person, or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Release shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. The Company may assign its rights and obligations under this Release at any time to any successor, subsidiary or assign.

12.	Choice of Law

This Release shall be governed by, and construed in accordance with, the internal, substantive laws of the state of Florida. You agree that the state and federal courts located in the state of Florida shall have jurisdiction in any action, suit or proceeding based on or arising out of this Release and you hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE READ AND UNDERSTAND THIS RELEASE AND THAT YOU HAVE SIGNED THIS RELEASE VOLUNTARILY FOR THE PURPOSE OF RECEIVING ADDITIONAL COMPENSATION FROM THE COMPANY BEYOND THAT PROVIDED BY NORMAL COMPANY POLICY. YOU FURTHER ACKNOWLEDGE AND AGREE THAT THIS RELEASE RELEASES ALL KNOWN AND UNKNOWN CLAIMS AS OF THE DATE OF YOUR SIGNATURE.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above and agree to the terms and conditions set forth in this Release.

DUSTIN OLSON
_________________________________

PURECYCLE TECHNOLOGIES, INC.

By:_____________________________
Name:
Title:

EXHIBIT B

RESTRICTIVE COVENANTS AGREEMENT

(See attached)

Exhibit B

PURECYCLE TECHNOLOGIES, inc.
Restrictive covenantS AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”) is made and entered into as of ___________________, by and between PureCycle Technologies, Inc., a Delaware corporation (the “Company”), and ______________ (“Employee”). Certain words or phrases used herein with initial capital letters shall have the meanings set forth in paragraph 2 hereof.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Competitive Activity; Non-Solicitation; Confidentiality.

(a)       Acknowledgements and Agreements. Employee hereby acknowledges and agrees that in the performance of Employee’s duties to the Company, Employee shall be brought into frequent contact with existing and potential customers of the Company throughout the world. Employee also agrees that trade secrets and confidential information of the Company, more fully described in subparagraph 1(e)(i), gained by Employee during Employee’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Employee further understands and agrees that the foregoing makes it necessary for the protection of the Company’s Business that Employee not compete with the Company during Employee’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.

(b)       Covenants.

(i)       Covenants During Employment. While employed by the Company, Employee shall not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, Employee shall not:

(A)	Create, establish, enter into or engage in any manner, either directly or indirectly, in any business which competes with the Company’s Business;

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

(C)	divert, entice or otherwise take away any customers, vendors, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(ii)       Covenants Following Termination. For a period of twenty-four (24) months following the termination of Employee’s employment for any reason, Employee shall not:

(A)	enter into or engage in the Restricted Business (as defined in Section 2 below) within the Restricted Territory (as defined in Section 2 below);

(B)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that engages in the Restricted Business within the Restricted Territory;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company as it relates to the Restricted Business within the Restricted Territory, or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in the Restricted Business within the Restricted Territory.

(iii)       Indirect Competition. For the purposes of subparagraphs 1(b)(i) and (ii) inclusive, but without limitation thereof, Employee shall be in violation thereof if Employee engages in any or all of the activities set forth therein directly as an individual on Employee’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Employee or Employee’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

(iv)       If it shall be judicially determined that Employee has violated this subparagraph 1(b), then the period applicable to each obligation that Employee shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c)       The Company. For purposes of this paragraph 1 and paragraph 2, the Company shall include any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which Employee worked or had responsibility or about which Employee had access to confidential information at the time of termination of Employee’s employment and at any time during the two (2) year period prior to such termination.

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(d)       Non-Solicitation. Employee shall not, directly or indirectly, at any time, during the period of Employee’s employment or for twenty-four (24) months thereafter, attempt to disrupt, damage, impair or interfere with the Company as it relates to the Company’s Business by raiding any of the Company’s employees or soliciting any of them to resign from their employment with the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives. Employee acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e)       Further Covenants.

(i)       Employee shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after Employee’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Employee’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Employee may have acquired such information. With respect to materials that are trade secrets, the protection shall last for so long as the materials remain trade secrets as defined by law. For the remainder of the confidential information, the protection shall last for 20 years post-termination. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, plant schematics and operating manuals, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, employee evaluation and employee performance information, strategic business plans, systems designs and other business information. Employee specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of Employee, and whether compiled by the Company and/or Employee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Employee during Employee’s employment with the Company (except in the course of performing Employee’s duties and obligations to the Company) or after the termination of Employee’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii)       The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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(iii)       Employee agrees that upon termination of Employee’s employment with the Company for any reason, Employee shall return to the Company, in good condition, all property of the Company, including, without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 1(e)(i) of this Agreement. In the event that such items are not so returned, the Company shall have the right to charge Employee for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(f)       Discoveries and Inventions; Work Made for Hire.

(i)       Employee agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the Company’s Business, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Employee for the Company, Employee does hereby assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Employee has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Employee conceives and/or develops entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design: (x) relates to the Company’s Business, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Employee for the Company. Employee agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the Company’s Business which is conceived or suggested by Employee, either solely or jointly with others, within one (1) year following the termination of Employee’s employment shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

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(ii)       In order to determine the rights of Employee and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Employee agrees that during Employee’s employment and for one (1) year after the termination of Employee’s employment, Employee shall disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Employee solely or jointly with others. The Company agrees to keep any such disclosures confidential. Employee also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials shall be the exclusive property of the Company. Employee agrees that at the request of and without charge to the Company, but at the Company’s expense, Employee shall execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and shall assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Employee shall do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure Employee’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee irrevocably designates and appoints the Corporate Secretary of the Company as Employee’s attorney-in-fact to act on Employee’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii)       Employee acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters thereof, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Employee during Employee’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item shall recognize the Company as the copyright owner, shall contain all proper copyright notices, e.g., “(creation date) PureCycle Technologies, Inc., All Rights Reserved,” and shall be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g)       Communication of Contents of Agreement. While employed by the Company and for twenty-four (24) months, Employee shall communicate the contents of paragraph 1 of this Agreement to any person, firm, association, partnership, corporation or other entity that Employee intends to be employed by, associated with or represent.

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(h)       Confidentiality Agreements. Employee agrees that Employee shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Employee’s former employers. Employee warrants that Employee is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Employee’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. Employee agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit Employee’s right to make disclosures or to engage in any other activities contemplated by Employee’s employment with the Company.

(i)       Relief. Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of Employee’s obligations under this Agreement would be inadequate. Employee therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 1(b), 1(d), 1(e), 1(f), 1(g) and 1(h) inclusive, of this Agreement, without the necessity of proof of actual damage.

(j)       Reasonableness. Employee acknowledges that Employee’s obligations under this paragraph 1 are reasonable in the context of the nature of the Company’s Business a, as applicable, and the competitive injuries likely to be sustained by the Company if Employee were to violate such obligations. Employee further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Employee acknowledges constitutes good, valuable and sufficient consideration.

(k)       Other Acknowledgements. Nothing in this Agreement prevents Employee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

2.       Definitions.

(a)       “Company’s Business” means the design, development, manufacture, marketing or sale of sustainable plastic solutions, recycling technology or related services that the Company is actively engaged in which Employee is employed by the Company.

(b)       “Restricted Business” means the business of polypropylene recycling.

(c)       “Restricted Territory” means: (i) the geographic area(s) within a fifty (50) mile radius of any and all Company location(s) in, to, or for which Employee worked, to which Employee was assigned or had any responsibility (either direct or supervisory) at the time of termination of Employee’s employment and at any time during the two (2) year period prior to such termination; (ii) the United States, and (iii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) and (ii) above, with which Employee had any contact or for which Employee had any responsibility (either direct or supervisory) at the time of termination of Employee’s employment and at any time during the two (2) year period prior to such termination.

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3.       Survival. Subject to any limits on applicability contained therein, paragraph 1 shall survive and continue in full force in accordance with its terms notwithstanding any termination of Employee’s employment.

4.       Notices. Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: Corporate Secretary, and any notice to Employee shall be addressed to said Employee at Employee’s address on file with the Company at the time of such notice. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

5.       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

6.       Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

7.       Counterparts. This Agreement may be executed in separate counterparts (including facsimile and other electronically transmitted counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

8.       Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Employee hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation, purchase of all or substantially all of the Company’s assets or other business combination (including a business combination of the Company with a company formed to raise capital through an initial public offering for the purpose of acquiring an existing company), provided such transferee or successor assumes the liabilities of the Company hereunder.

9.       Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the state of Florida. Employee agrees that the state and federal courts located in the state of Florida shall have jurisdiction in any action, suit or proceeding against Employee based on or arising out of this Agreement and Employee hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Employee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

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10.       Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURECYCLE TECHNOLOGIES, INC.

By:_____________________________
Name:
Title:

EMPLOYEE

________________________________

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